EXHIBIT 10.4

SALE, CONTRIBUTION AND EXCHANGE AGREEMENT
Covering the Sale and Contribution of
100% of the Partnership Interests in
Midstream Gas Services, L.P.
In Exchange for Cash and Partnership
Interests in Eagle Rock Pipeline, LP
Dated June 2, 2006

SALE, CONTRIBUTION AND EXCHANGE AGREEMENT
     THIS SALE, CONTRIBUTION AND EXCHANGE AGREEMENT (“Agreement”) is made and entered into this 2nd day of June, 2006, by and among MGS GP, L.L.C., a Texas limited liability company (“MGS GP”); ANTHONY R. MICHOG, in his individual capacity (“Michog”); DAVID E. HIETT, in his individual capacity (“Hiett”); DAVID B. BRALEY, in his individual capacity (“Braley”); RICHARD W. WILKERSON in his individual capacity (“Wilkerson”); TERRY D. GREGSON in his individual capacity (“Gregson”); NATURAL GAS PARTNERS VII, L.P., a Delaware limited partnership (“NGP” along with Michog, Hiett, Braley, Wilkerson and Gregson are collectively the “MGS LPs” or individually an “MGS LP”); EAGLE ROCK ENERGY SERVICES, L.P., a Texas limited partnership (“Buyer”); and EAGLE ROCK PIPELINE, LP, a Delaware limited partnership (“ER Pipeline”).
     WHEREAS, MGS GP and the MGS LPs own all of the issued and outstanding limited and general partner interests, incentive interests, options and related rights (collectively, the “MGS Units”) in MIDSTREAM GAS SERVICES, L.P., a Texas limited partnership (“MGS”) which owns and operates certain assets consisting generally of a gas plant, gathering pipelines and compressor stations and other related assets, located in Roberts County, Texas; and
     WHEREAS, pursuant to the terms of this Agreement, MGS GP desires to sell, convey and assign to Buyer and Buyer desires to purchase, acquire and receive from MGS GP all of the general partner interests in MGS; and
     WHEREAS, pursuant to the terms of this Agreement, NGP desires to contribute its limited partner interests in MGS to ER Pipeline and ER Pipeline desires to accept from NGP such limited partner interests in MGS; and
     WHEREAS, pursuant to the terms of this Agreement, Michog, Hiett and Braley desire to sell, convey and assign a portion of their limited partner interests in MGS to Buyer and Buyer desires to purchase, acquire and receive from Michog, Hiett and Braley such portion of limited partner interests in MGS; and
     WHEREAS, pursuant to the terms of this Agreement, Michog, Hiett and Braley desire to contribute the remaining portion of their limited partner interests in MGS to ER Pipeline and ER Pipeline desires to accept from Michog, Hiett and Braley such remaining portion of limited partner interests in MGS; and
     WHEREAS, pursuant to the terms of this Agreement, Wilkerson and Gregson desire to sell, assign and convey their limited partner interests in MGS to Buyer and Buyer desires to purchase, acquire and receive from Wilkerson and Gregson all of their limited partner interests in MGS; and

     WHEREAS, pursuant to the terms of this Agreement, Buyer and ER Pipeline desire to acquire and receive such interests from MGS GP and the MGS LPs.
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION
1.01	Definitions. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.
     “Advisory Services Agreement” means the Advisory Services, Reimbursement and Indemnification Agreement, effective as of November 1, 2004, between MGS and NGP.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the definition of “Affiliate,” the term “control” (including the correlative terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, the term Affiliate, with respect to MGS, MGS GP, Buyer and ER Pipeline, shall not include NGP.
     “Assets” shall mean all of the Facilities, Property Rights, Rights of Way, Pipeline and Other Fixtures, Permits, Contracts, Leases, Other Assets, and Line Fill, but shall specifically exclude the Excluded Assets.
     “Assumed Liabilities” shall have the meaning given it in Section 6.07.
     “Business Day” means any day, Monday through Friday, on which nationally chartered banks are open for the transaction of business in Houston, Texas.
     “Casualty Loss” shall have the meaning given it in Section 6.01.
     “Chesapeake Agreement” means that certain Gas Processing Agreement dated July 10, 2005, between MGS and Axio Production Company, an Affiliate of Chesapeake Energy Corporation.
     “Closing” shall have the meaning given it in Section 8.01.
     “Closing Amount” shall have the meaning given it in Section 6.04.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality and Noncompete Agreements” means the Confidentiality and Noncompete Agreements, dated as of November 1, 2004, between MGS and certain of MGS’ employees.
     “Contracts” means any and all contracts and agreements relating exclusively to or which are reasonably necessary for conduct of the business of MGS in Roberts County, Texas, or the use of the Assets, including contracts related to the purchase, processing, gathering and transportation of gas; the sales, marketing and fractionation of natural gas liquids; and the sale of condensate.
     “Contributor(s)” means NGP, Michog, Hiett and/or Braley.
     “Deferred Units” means the amount, if any, of additional Units in ER Pipeline to be delivered to NGP as calculated using the Financial Model, but not to exceed the Maximum Deferred Units.
     “Effective Time” shall mean 11:59 p.m. central time on May 31, 2006.
     “Environmental Laws” means any and all Legal Requirements or Orders, rules, codes, policies, directives, standards, licenses or permits of any Governmental Body relating to the environment, specifically, including those relating to the exposure to, use, Release, emission, presence, storage, treatment, generation, transportation, processing or handling of Hazardous Materials, previously, presently, or hereafter in effect, including the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), and the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and all similar statutes adopted by the State of Texas, as each may be amended from time to time.
     “ER Indemnitees” shall have the meaning given it in Section 9.01(a).
     “ER Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership dated March 27, 2006, as amended, among the general and limited partners of ER Pipeline, governing the operation and affairs of ER Pipeline.
     “ER Pipeline” means Eagle Rock Pipeline, LP, a Delaware limited partnership.
     “ER Units” means limited partnership interests in ER Pipeline which, for purposes of this Agreement, shall be valued at $18.02 per Unit.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Assets” shall have the meaning given it in Section 6.06.
     “Facilities” means the gas plant, gathering pipelines, compressor station, processing plant, pad site and related facilities owned by MGS and located in Roberts County, Texas.

     “Financial Model” shall mean the formula described on Exhibit D hereto to be used by the parties to determine the amount of Deferred Units, if any, to be paid to NGP in accordance with Section 3.02(a).
     “Governmental Body” means any (a) nation, state, county, city, town, village, district, territory, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Hazardous Material” means at any time (i) any material, substance, waste, pollutant, or contaminant regulated, designated or defined as hazardous, extremely or imminently hazardous, dangerous or toxic under the following federal statutes and their state counterparts, as well as those statutes’ implementing regulations: CERCLA, the Federal Insecticide, Fungicide and Rodenticide Act, the Atomic Energy Act, the Hazardous Materials Transportation Act, and the Solid Waste Disposal Act, each as amended; (ii) petroleum products including crude oil and any fractions thereof; (iii) asbestos; (iv) natural gas, synthetic gas and any mixtures thereof; or (v) any substance with respect to which a Governmental Body otherwise requires environmental investigation, monitoring, reporting or remediation.
     “Indemnitee” shall have the meaning given it in Section 10.01
     “Indemnitor” shall have the meaning given it in Section 10.01.
     “Initial Units” means the aggregate amount of one million one hundred twenty five thousand four hundred sixteen (1,125,416) ER Units, which, for purposes of this Agreement, has a deemed value of Twenty Million Two Hundred Eighty Thousand and No/100 Dollars ($20,280,000).
     “Knowledge of Sellers and Contributors” means the actual knowledge of each Seller and Contributor.
     “Leases” means all leases of real or personal property, including the lease of the real property on which the Facilities operate.
     “Legal Requirement” means any Order, constitution, law, ordinance, regulation, statute, or treaty issued by any federal, state, local, municipal, foreign, international, multinational, or other administrative body, any principle of common law or governmental interpretation thereof.
     “Liabilities/Claims” shall have the meaning given it in Section 9.01(a).
     “Line Fill” means the quantity of natural gas owned by MGS.

     “Maximum Deferred Units” means an amount not to exceed 1,109,878 Units in ER Pipeline.
     “Order” means any award, decision, injunction, judgment, decree, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Other Assets” means all vehicles, computers, software, communication equipment and other assets utilized in the operation of the business of MGS in Roberts County, Texas.
     “Permits” means all environmental and other governmental permits, licenses, orders, franchises and related instruments or rights relating to the ownership or operation of the Assets.
     “Permitted Encumbrances” shall mean:
(i)	the terms, conditions, restrictions, obligations, exceptions, reservations, limitations and other matters contained in: (A) any of the Rights of Way or documents under which Sellers obtained any of the Property Rights or Rights of Way; (B) other easements, leases, permits or other conveyancing documents which are of record in the land records of the county where the affected Assets are located; and (C) the Contracts;

(ii)	liens for property taxes and assessments that are not yet due and payable (or if delinquent, that are being contested in good faith by MGS by appropriate Proceedings);

(iii)	mechanic’s, materialmen’s, repairmen’s and other liens arising in the ordinary course and securing obligations incurred prior to Closing and for which MGS is are responsible for payment;

(iv)	any obligations or duties affecting the Assets as to any Governmental Body under any Permit and all Legal Requirements, and any rights reserved to or vested in any Governmental Body to control or regulate the Assets or the operation thereof in any manner;

(v)	utility easements, restrictive covenants, and other matters that (A) are of record or (B) do not and will not interfere materially with the ownership, use and operation of the Assets; and

(vi)	preferential rights to purchase, required third-party consents to assignment and other similar agreements which do not apply to this transaction or with respect to which waivers or consents are obtained from the appropriate parties with respect to the sale contemplated hereby or as to which the appropriate time for asserting such rights has expired as of Closing without an exercise of such rights.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust,

unincorporated organization, business, syndicate, sole proprietorship, association, organization, labor union, or other entity or Governmental Body.
     “Pipeline and Other Fixtures” shall mean those certain pipelines, and related valves, pumps, compressors and other equipment, personal property and fixtures relating to the Facilities.
     “Proceeding” means any action, arbitration, audit, claim, inspection, notice, review, hearing, investigation, litigation, or suit, injunction, judgment, order, decree or ruling (whether civil, criminal, administrative, investigative, or informal), at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Property Rights” shall mean any fee properties, surface leases, other rights to use of the surface and related instruments, upon which the Facilities are located.
     “Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) of a substance into the environment.
     “Rights Agreement” means the Voting and Transfer Restriction Agreement, dated as of November 1, 2004, by and among MGS, MGS GP, NGP, and certain employees and investors.
     “Rights of Way” means all easements, rights-of-way, servitudes, permits and/or licenses pertaining to the Facilities or the Pipeline and Other Fixtures.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Indemnitees” shall have the meaning given it in Section 9.01(b).
     “Seller(s)” means MGS GP, Michog, Hiett, Braley, Wilkerson and/or Gregson.
     “Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of any governmental authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.
     “Tax Return” means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

1.02	Interpretation. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.

ARTICLE II
SALE AND CONTRIBUTION OF MGS UNITS
2.01	Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer shall purchase from Sellers, and Sellers shall sell, transfer, assign and convey to Buyer, the MGS Units set forth on Schedule 2.01. Such sale, transfer, assignment and conveyance shall be performed pursuant to instruments generally in the form of the Assignment attached hereto as Exhibit A.
2.02	Contribution. Subject to the terms and conditions of this Agreement, Contributors shall contribute and transfer to ER Pipeline, and ER Pipeline shall received and accept from Contributors, in a transaction under Section 721 of the Code, the MGS Units set forth on Schedule 2.02. Such contributions shall be performed pursuant to instruments generally in the form of the Contribution Agreement attached hereto as Exhibit B.

ARTICLE III
PURCHASE PRICE
3.01	Purchase Price. Subject to the terms and conditions of this Agreement, and in full payment for the MGS Units being sold to Buyer pursuant to Section 2.01, Buyer shall pay or cause to be paid to Sellers, as further detailed below, at Closing, by wire transfer as described in Section 8.01(b), the aggregate sum of Four Million Seven Hundred Twenty Thousand and no/100 Dollars ($4,720,000) as such sum may be adjusted pursuant to the provisions of this Agreement, such sum to be payable to the respective Sellers as follows:
(a)	As payment for the sale, assignment and conveyance by MGS GP of all of the general partner interests in MGS, Buyer will pay to MGS GP, Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(b)	As payment for the sale, assignment and conveyance by Michog of 10,743 MGS Units, Buyer will pay to Michog, Six Hundred Ninety Thousand and No/100 Dollars ($690,000.00);

(c)	As payment for the sale, assignment and conveyance by Hiett of 10,743 MGS Units, Buyer will pay to Hiett, Six Hundred Ninety Thousand and No/100 Dollars ($690,000.00);

(d)	As payment for the sale, assignment and conveyance by Braley of 10,743 MGS Units, Buyer will pay to Braley, Six Hundred Ninety Thousand and No/100 Dollars ($690,000.00);

(e)	As payment for the sale, assignment and conveyance by Wilkerson of 10,435 MGS Units, Buyer will pay to Wilkerson, One Million Two Hundred Thousand and No/100 Dollars ($1,200,000); and

(f)	As payment for the sale, assignment and conveyance by Gregson of 10,435 MGS Units, Buyer will pay to Gregson, One Million Two Hundred Thousand and No/100 Dollars ($1,200,000).
3.02	Exchange. Subject to the terms and conditions of this Agreement, and in exchange for the MGS Units being contributed to ER Pipeline pursuant to Section 2.02, ER Pipeline shall issue and deliver to Contributors, as further detailed below: (i) at Closing the Initial Units, and (ii) within twenty (20) Business Days after the second anniversary of the Closing date, the Deferred Units, if any.
(a)	In exchange for the contribution by NGP of 495,000 MGS Units, ER Pipeline will issue and deliver to NGP 610,433 ER Units and the Deferred Units, if any;

(b)	In exchange for the contribution by Michog of 42,971 MGS Units, ER Pipeline will issue and deliver to Michog 171,661 ER Units;

(c)	In exchange for the contribution by Hiett of 42,971 MGS Units, ER Pipeline will issue and deliver to Hiett 171,661 ER Units; and

(d)	In exchange for the contribution by Braley of 42,971 MGS Units, ER Pipeline will issue and deliver to Braley 171,661 ER Units.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS,
CONTRIBUTORS AND MGS
4.01 Sellers and Contributors. Each Seller and Contributor, severally and not jointly, with respect to himself or itself and not with respect to any other Seller or Contributor, hereby represents and warrants to Buyer and ER Pipeline as follows:
(a) Title to MGS Units; Capitalization. Such Seller or Contributor is the lawful owner, beneficially and of record of the MGS Units set forth on Schedule 2.01 and 2.02, as applicable, free and clear of any liens, claims or encumbrances of any kind or nature. The MGS Units set forth on Schedules 2.01 and 2.02, in the aggregate, constitute one hundred percent (100%) of the general and limited partnership interests of MGS. Such MGS Units have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights. Except for the MGS Units, there are no outstanding (i) voting or other partnership interests of MGS; (ii) securities of MGS convertible into, or exchangeable or exercisable for, partnership interests of MGS; and (iii) options, warrants, calls, rights, commitments or agreements to which MGS is a party or by which it is bound, in any case obligating MGS to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, partnership interests of MGS, or obligating MGS to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Upon consummation of the transactions contemplated hereby, Buyer and ER Pipeline will acquire good, valid and indefeasible title to all the MGS Units of such Seller or Contributor, free and clear of any liens, claims or encumbrances.
(b) Authorization of Transaction. Such Seller or Contributor has full power and authority (including full partnership or limited liability company power and authority, to the extent applicable) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller or Contributor, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Such Seller or Contributor does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority in order to consummate the transactions contemplated by this Agreement. If such Seller or Contributor is an individual, the MGS Units sold or contributed by such Seller or Contributor are not subject to any spousal rights or similar restrictions or such Seller’s or Contributor’s spouse has executed this Agreement, evidencing such spouse’s consent to the execution, delivery and performance of this Agreement by such Seller or Contributor and such spouse, as applicable.

(c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which such Seller or Contributor is subject or any provision of its formation documents or instruments, if applicable, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, Contract, lease, license, instrument or other arrangement to which such Seller or Contributor is a party or by which he or it is bound or to which any of the Assets is subject.
(d) Claims against MGS. Such Seller or Contributor has no outstanding claims for reimbursement from or indemnity by MGS.
(e) Solvency.
(i)	Such Seller or Contributor is not insolvent and will not be rendered insolvent by any of transactions described hereunder. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of such Seller or Contributor exceed the present fair saleable value of such Seller’s or Contributor’s assets.

(ii)	Immediately after giving effect to the consummation of the transactions described hereunder: (i) such Seller or Contributor will be able to pay its liabilities as they become due in the usual course of its business; (ii) such Seller or Contributor will not have unreasonably small capital with which to conduct its present or proposed business; (iii) such Seller or Contributor will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against such Seller or Contributor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller or Contributor will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller or Contributor. The cash available to such Seller or Contributor, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
(f) Securities Representation. Such Contributor receiving ER Units in exchange for his or its MGS Units is acquiring such ER Units for his or its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act. Such Contributor acknowledges that he or it is able to fend for himself or itself, can bear the economic risk of his or its investment in the ER Units, and has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of an investment in the ER Units. In acquiring the ER

Units, such Contributor is not offering or selling, and will not offer or sell, for himself or itself or ER Pipeline in connection with any distribution of the ER Units, and such Contributor does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Further, such Contributor understands that such ER Units will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the ER Units will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the ER Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, such Contributor represents that he or it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of ER Pipeline (or a notation may be made in the appropriate records of ER Pipeline) in connection with the ER Units issued hereunder. It is agreed and understood by such Contributor that, should any certificate be issued representing any of the ER Units, each such certificate shall conspicuously set forth on the face or back thereof, in addition to any legends required by Legal Requirement or other agreement, a legend in substantially the following form:
THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EAGLE ROCK PIPELINE, LP RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.
4.02 MGS. Each Seller and Contributor, jointly and severally, hereby represents and warrants to Buyer and ER Pipeline as follows:
(a) Organization and Standing. MGS is a limited partnership duly organized and validly existing under the laws of the State of Texas. MGS GP is the sole general partner of MGS.
(b) Title to Assets; Condition; Operatorship. MGS owns good and defensible title to all real property included in the Assets, and owns good and defensible title or (in the case of leases and contractual rights) a valid and subsisting contractual right to its interest in, all of the other assets included in the Assets, free and clear of all liens, pledges, encumbrances, adverse claims, or preferential rights, except for Permitted Encumbrances. Schedule 4.02(b) sets forth a full and complete description of all of the Assets. The tangible assets included in the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the use for which such tangible assets are currently used. The Assets include all assets or rights used by MGS in connection with the business and operations conducted with the Assets and are all the rights, properties, and equipment necessary to carry out the business and operations of MGS with respect to the Assets as presently conducted. Except as otherwise set forth on Schedule 4.02(b), MGS is the sole owner and operator of all of the Assets.
(c) Financial Statements. Schedule 4.02(c) sets forth (i) the unaudited balance sheet of MGS at December 31, 2005 (the “Final Balance Sheet”), and related unaudited statements of income and cash flows for the year ended on December 31, 2005; (ii) the unaudited balance sheet of MGS at December 31, 2004, and related unaudited statements of income and cash flows for the year ended December 31, 2004; and (iii) the unaudited balance sheet of MGS at April 30, 2006, and the related unaudited income statement for the four (4) month period ended April 30, 2006 (collectively, the “Financial Data”). The Financial Data are derived from the books and records of MGS and were prepared in accordance with generally accepted accounting principles, have been prepared consistent with the past practices of MGS in reporting such Financial Data, and present fairly the financial condition of MGS in all material respects. There is no liability, contingent or otherwise, of MGS that is not adequately reflected or reserved against in the Financial Data, other than liabilities that are either (A) liabilities incurred in the ordinary course of business and consistent with past practices of MGS; or (B) liabilities under this Agreement. MGS has conducted its business in the ordinary course of business and consistent with past practices of MGS.
(d) Material Change. Except as set forth in Schedule 4.02(d), since December 31, 2005:
(i)	there has not been any material adverse change with respect to the condition of the Assets or the operations of the Assets;

(ii)	the Assets have been operated and maintained in the ordinary course of business;

(iii)	there has been no actual, pending or, to the Knowledge of Sellers or Contributors, whether in writing or verbally, threatened adverse change affecting any of the Assets with any customers, licensors, suppliers, distributors or sales representatives;

(iv)	there has not been any material damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance;

(v)	there has been no sale or lease of assets included in the Assets;

(vi)	there has been no Contract or commitment entered into outside the ordinary course of business;

(vii)	there has been no Contract entered into which grants to a Person a preferential right to purchase any MGS Units or any of the Assets;

(viii)	there has been no Contract or commitment for capital expenditures or the acquisition or construction of fixed assets for which Buyer shall or may have responsibility after the Closing; and

(ix)	there is no Contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.
(e) Legal Compliance. MGS, with respect to the Assets and the operation thereof, has complied in all material respects with all Legal Requirements.
(f) Tax Matters. Except as set forth in Schedule 4.02(f):
(i)	MGS has (and as of the Closing will have) filed all federal, state, local and foreign Tax Returns due that it was required to file with any taxing authority, all such Tax Returns are correct in all material respects, and the Excluded Assets, and all Taxes owed by Sellers or Contributors (with respect to the Assets) with respect to the information reflected on any such Tax Return have been paid;

(ii)	MGS has not (and as of the Closing will not have) requested or been granted any extensions with respect to any Tax Return.

(iii)	There is no material adjustment (due to a change in accounting method or otherwise), dispute or claim concerning any Tax liability of MGS either claimed or raised by any authority in writing;

(iv)	MGS has never made an effective election to be treated as an association taxable as a corporation for federal tax purposes and

(v)	No waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax Matter that has been given by or requested from MGS is currently effective.
(g) Contracts and Commitments. Schedule 4.02(g) includes a list of all Contracts and commitments (including any contract, lease, agreement or commitment, written or oral, providing for receipt or payment, contingent or otherwise, or which may not be terminated without payment or penalty, or restricting the ability of the owner of the Assets to engage in any line of business in any geographic area, or containing any indemnity obligation, or relating to indebtedness or guarantee obligations) which are included in the Assets, and each such Contract is in full force and effect. MGS has performed all material obligations required to be performed by it to date under the Contracts, has invoiced and collected all amounts due to MGS under the Contracts, except for amounts not required to be paid as of the date hereof and as of the Closing date, respectively, under the terms of the Contract, and is not in default under any material obligation of any such Contracts. To the Knowledge of Sellers and Contributors, no other party to any Contract is in default thereunder. The construction of the Facilities is complete. The Facilities are currently operational and have been designed as a 25MMSCF per day gas processing plant.
(h) Litigation. Neither MGS nor any of the Assets (i) is subject to any outstanding Proceeding, or (ii) is the subject of any pending or, to the Knowledge of Sellers, threatened, whether in writing or verbally, claim, demand or notice of violation or liability from any Person.
(i) Environmental Matters. Except as set forth in Schedule 4.02(i),
(i)	MGS is and has been in compliance in all material respects with all applicable Environmental Laws.

(ii)	MGS has obtained all Permits, licenses, franchises, authorities, consents and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for operating the business conducted with the Assets as it is presently conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect.

(iii)	There are no pending or, to Sellers’ Knowledge, threatened, whether in writing or verbally, claims, demands, actions, administrative proceedings, lawsuits or investigations against MGS relating to Environmental Laws, and MGS is not subject to any injunction, judgment, order, decree or ruling under any Environmental Laws.

(iv)	None of the real property leased by MGS nor any off-site location used for the treatment, storage or disposal of waste from any Asset, is: (A) listed on the National Priorities List or any similar state list of sites requiring remedial action; (B) to the Knowledge of Sellers and Contributors, being considered for possible inclusion on the National Priorities List or on any such similar state list; or (C) to the Knowledge of Sellers and Contributors, the subject of any action or investigation that may lead to claims under any Environmental Law.

(v)	No part of any of the real property leased by MGS is now being used, or has been used by MGS or its Affiliates or, by any third party, as a landfill, dump or other disposal area for Hazardous Substances.

(vi)	Neither Sellers, Contributors nor MGS have received any notice or other communication that it, with respect to the Assets, is or may be a potentially responsible party or otherwise liable under any Environmental Law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.
(j) Permits, Bonds, Regulatory Requirements. Schedule 4.02(j) lists all Permits, surety bonds, performance bonds, guarantees, financial assurances required to be provided by MGS, consents, approvals and authorizations of all Governmental Bodies necessary for the conduct of the business and operations conducted by MGS. Each Permit is in full force and effect, and MGS is in compliance in all material respects with all of its obligations with respect to each Permit and no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit.
(k) No “Take or Pay”. Except as expressly set forth in Schedule 4.02(k), there are currently no arrangements under any of the Contracts by which MGS will be obligated by virtue of a prepayment arrangement, a “take-or-pay” arrangement, a production payment or any other arrangement, to sell, transport or deliver hydrocarbons at some future time without then or thereafter being entitled to receive full payment therefor, or to make payment at some future time for hydrocarbons or the transportation or the delivery of hydrocarbons purchased or transported prior to the date of this Agreement.
(l) Pipeline Rights of Way. Except as expressly set forth in Schedule 4.02(l), neither Sellers, Contributors nor MGS have received written notice from any third party of any deficiency in any Rights of Way with respect to the entire route of all pipelines owned and used or held for use with respect to the Assets. Other than sales or assignments to customers, Sellers have not sold or assigned any Rights of Way, in whole or in part, or any undivided interest therein to any party whatsoever, except as expressly disclosed in Schedule 4.02(l).
(m) Tariffs. Except as expressly set forth in Schedule 4.01(m), to the extent that the operations with respect to the Assets are subject to a tariff approved by the Texas Railroad Commission (“TRC”), those operations are in compliance with each such tariff. Sellers have no Knowledge of any refund claim of any customers or any refund obligation imposed under an order issued by the TRC and, except as expressly set forth in Schedule 4.01(m), has no Knowledge of any facts or circumstance which would give rise to any such refund claim or refund obligation. Except as expressly set forth in Schedule 4.01(m), there are no customer complaints pending or, to the Knowledge of Sellers or Contributors, whether in writing or verbally, threatened, before the TRC or any other administrative or regulatory agency.
(n) Real Property.
(i)	MGS does not own any real property. Schedule 4.02(n) sets forth an accurate, correct and complete list of each parcel of real property leased by

MGS, including the street address, complete legal description, and a list of all contracts and agreements, oral or written, relating to or affecting such real property or any interest therein, including any lease agreement therefor. MGS has delivered to Buyer accurate, correct and complete copies of all such contracts and agreements, which are all valid and binding and in full force and effect.

(ii)	Neither the whole nor any portion of the real property listed on Schedule 4.02(n) has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such action has been received by MGS, or to the Knowledge of Sellers or Contributors, threatened, whether in writing or verbally.

(iii)	MGS has delivered to Buyer accurate, correct and complete copies of all existing surveys, appraisals, mechanical and structural reports, engineering plans, architectural drawings, and soil studies and similar reports, if any, with respect to the real property listed on Schedule 4.01(n) which is in its possession.

(iv)	With respect to any leased real property, MGS has been in peaceable possession of the premises covered by the applicable real property lease since the commencement of the original term of such lease.
(o) Patents, Copyright, Trademarks, Etc. The present conduct of business by MGS does not conflict with, infringe upon or violate the patents, trademarks, servicemarks, trade names, copyrights or trade secrets or other intangible assets of any other Person, and MGS has not received any written notice of any infringement thereof.
(p) No Leases. Except as expressly set forth in Schedule 4.02(p), all the equipment and real property (other than Rights of Way, easements, licenses and permits) which is material to the operation of the business of MGS is owned by MGS and not leased or rented.
(q) Illegal Payments. None of Sellers or MGS or any director, officer, employee, or agent of such Seller or MGS has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other Person, in the United States or any other country, in any manner related to the business or operations of MGS, which Sellers or MGS or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any Legal Requirement.
(r) Employees and ERISA.
(i)	Schedule 4.02(r) contains a complete and accurate list of the following information for each employee and/or independent contractor, consultant and agent of MGS: name; job title; date of hiring or engagement; and current compensation.

(ii)	Except as set forth on Schedule 4.02(r), all employees of MGS are “at-will” employees not under any form of employment agreement.

(iii)	During the past five years, neither MGS nor any of its Affiliates has made or been required to make contributions to any “multiemployer plan”, as defined in Section 3(37) of ERISA. MGS has paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the Assets. For purposes of this Section 4.01(r) only, an “Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

(iv)	As of the Closing date, all employees of MGS will have been terminated or will have resigned and no such employee shall have any claim for payroll, severance or other benefits, all of which will have been paid by MGS.
(s) Insurance. Schedule 4.02(s) contains a list of all insurance policies carried by MGS with respect to its business or the Assets. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by MGS. During the past three years, no application by MGS for insurance with respect to any of the Assets or operations of the business of MGS has been denied for any reason. None of the insurances maintained by MGS will terminate as a result of the transaction contemplated by this Agreement, nor, to the Knowledge of Sellers or Contributors, will premiums under any such policy increase solely as a result of the transaction contemplated by this Agreement.
(t) Books and Records. All the books and records of MGS, including all personnel files, employee data, and other materials relating to employees of MGS, are substantially complete and correct in all material respects, have been in all material respects maintained in accordance with good business practice and all Legal Requirements. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, revenues, expenses, assets, and liabilities of MGS with respect to the Assets and the business associated with the Assets.
(u) Disclosure. No representation or warranty or other statement made by MGS hereunder or on any certificates delivered pursuant hereto or otherwise in connection with the transactions described herein contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. There exists no fact that has specific application to MGS (other than general economic or industry conditions) and that may materially adversely affect the Assets, business, financial condition or results of operations of MGS that has not been set forth in this Agreement or the schedules.
(v) Receivables. All receivables (including accounts and notes receivable, employee advances, and accrued interest receivables) of MGS as reflected in the Financial Data or arising since the date thereof are valid obligations of the respective makers thereof, have arisen in the ordinary course of business for goods or services delivered or rendered, are not subject to any valid defenses, counterclaims, or set offs, and have been collected or are collectible in full at their recorded amounts in the ordinary course of business without resort to litigation or other extraordinary collection efforts, net of all cash discounts and doubtful accounts as reflected in the Financial Data (in the case of receivables so reflected) or on the books of MGS (in the case of receivables arising since the date thereof). The allowances for doubtful accounts reflected in the Financial Data and on the books of MGS were determined in accordance with generally accepted accounting principles consistently applied and were and are reasonable in light of historical data and other relevant information.
(w) Inventory. All inventory reflected in the Financial Data or thereafter acquired and not disposed of in the ordinary course of business is in good condition and is merchantable, or suitable and usable for the intended purpose. None of such items is obsolete, discontinued, returned, damaged, overage, or of below standard quality or merchantability, except for items that have been written down to realizable market value or for which adequate reserves have been provided in the Financial Data.
(x) Broker’s Commissions. Neither Sellers, Contributors nor MGS have, directly or indirectly, entered into any agreement with any Person that would obligate Sellers, Contributors or MGS to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.
(y) Accounts; Powers of Attorney. Set forth on Schedule 4.02(y) are (i) the name and address of each bank or other financial institution with which MGS has an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto; (ii) the names of all Persons authorized to borrow funds on behalf of MGS and the names and addresses of all entities from which they are authorized to borrow funds; and (iii) the names of all Persons, if any, holding proxies, powers of attorney, or other like instruments from MGS. No such proxies, powers of attorney, or other like instruments are irrevocable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES BY
BUYER AND ER PIPELINE
5.01	Buyer and ER Pipeline. Buyer and ER Pipeline, jointly and severally, hereby represent and warrant to Sellers and Contributors that:
(a)	Organization and Standing. Buyer is a limited partnership duly organized and validly existing under the laws of the State of Texas. ER Pipeline is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)	Authorization. Buyer and ER Pipeline have the power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(c)	Enforceability. This Agreement constitutes the valid and binding obligation of Buyer and ER Pipeline, enforceable in accordance with its terms, except as that enforceability may be (i) limited by an applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(d)	Legal Proceedings. There are no pending Proceedings before any Governmental Body as to which Buyer or ER Pipeline has been served process or received notice which would hinder, impede, or prevent it from consummating the transactions contemplated by this Agreement.

(e)	No Violations. This transaction will not (i) violate or conflict with any provision of Buyer’s or ER Pipeline’s organizational documents; (ii) result in the breach of any term or condition of, or terminate or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which Buyer or ER Pipeline is a party or is otherwise bound; or (iii) violate or conflict with any applicable Legal Requirement or Order.

(f)	Securities Representation. Buyer and ER Pipeline are acquiring the MGS Units for Buyer’s and ER Pipeline’s own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act.

(g)	Capitalization. There are 6,580,466 ER Units issued and outstanding in the aggregate. All ER Units to be issued to Contributors hereunder have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. There are no preemptive or similar rights that would be applicable to the issuance of such ER Units to

Contributors hereunder. Upon consummation of the transactions contemplated hereby, Contributors will acquire good, valid and indefeasible title to all of such ER Units, free and clear of any liens, claims, encumbrances or restrictions, except under applicable securities laws.

(h)	Financial Statements. Schedule 5.01(h) sets forth the unaudited balance sheet of ER Pipeline as of March 31, 2006, and the related unaudited statements of income and cash flows of ER Pipeline for the three-month period then ended (the “ER Financial Data”). The ER Financial Data was prepared in accordance with generally accepted accounting principles, have been prepared consistent with the past practices of ER Pipeline and present fairly the financial condition and results of operations of ER Pipeline at such date and for such periods in all material respects.

(i)	Legal Compliance. ER Pipeline has complied in all material respects with all applicable Legal Requirements.

(j)	ER Partnership Agreement. The ER Partnership Agreement is in full force and effect. To ER Pipeline’s Knowledge, no party is in breach or default thereunder.

(k)	Disclosure. No representation or warranty or other statement made by ER Pipeline hereunder or on any certificates delivered pursuant hereto or otherwise in connection with the transactions described herein contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE VI
COVENANTS
6.01	Casualty Loss. Prior to Closing, if all or any portion of the Assets have been or are destroyed by fire, flood, storm, or any other casualty, or shall be taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss”), Sellers, Contributors and MGS shall bear the risk of such Casualty Loss. Any insurance proceeds, payments made under threat of condemnation, or condemnation awards, shall be the sole property of MGS. The risk of Casualty Loss relating to the Assets shall pass to Buyer as of Closing.

6.02	Conduct of Business Prior to Closing.
(a)	Prior to Closing, Sellers and Contributors shall cause MGS to maintain the Assets in the ordinary course of business, including timely completion of all interconnects to producers using or intending to use the Facilities pursuant to any existing Contract.

(b)	Without the consent of Buyer, and prior to Closing, Sellers and Contributors shall not permit MGS to:
(i)	waive, compromise, or settle any right or claim;

(ii)	make any distribution of any kind or character to its partners, other than the Excluded Assets;

(iii)	incur obligations with respect to, or undertake any transactions relating to, the Assets other than transactions (1) in the normal, usual, and customary manner, (2) of a nature and in an amount consistent with prior practice, and (3) in the ordinary course of business of owning and operating the Assets;

(iv)	encumber, sell, or otherwise dispose of any of the Assets, other than property which is replaced by equivalent property, or which is used, consumed, or abandoned in the normal operations of Sellers’ business;

(v)	amend its certificate of limited partnership or Agreement of Limited Partnership;

(vi)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(vii)	change its accounting methods, policies or practices, except as required by generally accepted accounting principles;

(viii)	sell, assign, transfer, lease or otherwise dispose of any material non-current assets except in the ordinary course of business;

(ix)	make any capital expenditure in excess of $50,000, other than reasonable capital expenditures in connection with any emergency or force majeure events affecting MGS;

(x)	incur any indebtedness outside the ordinary course of business consistent with past practices of MGS;

(xi)	merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person;

(xii)	issue or sell any equity interests, notes, bonds or other securities of MGS, or any option, warrant or right to acquire same; or

(xiii)	agree, whether in writing or otherwise, to do any of the foregoing.
6.03	Compliance with Conditions Precedent. Each party shall use its commercially reasonable efforts to cause the conditions precedent to Closing set forth in Sections 8.02 and 8.03, applicable to such party, to be fulfilled and satisfied as soon as practicable but in any event prior to Closing.
6.04	Press Release. Buyer, Sellers and Contributors shall consult with each other with regard to all publicity and other releases issued at or prior to Closing concerning this Agreement and the transactions contemplated hereby and except as required by Legal Requirements. Neither party shall issue any publicity or other release without the prior written consent of the other party, except as required by law, regulation or stock exchange rule.
6.05	Non-solicitation. Sellers and Contributors agree that, for a period beginning on the date this Agreement has been fully executed and ending upon the Closing or the termination hereof, except as otherwise consented to in writing by Buyer, Sellers, Contributors and any Affiliates or agents of Sellers and Contributors will immediately terminate all discussions with any third parties relating to the sale of the Assets, excluding ordinary course of business discussions, and shall not solicit any third parties, respond to any expressions of interest or questions regarding the Assets, or enter into any new discussions with any party other than Buyer with respect to any sale or other similar transaction involving the MGS Units or the Assets or involving any extraordinary corporate event involving MGS.
6.06	Excluded Assets. Prior to the Closing, Sellers and Contributors will cause MGS to distribute or otherwise convey to one or more Sellers or Contributors or to one or more Affiliates of Sellers or Contributors all of the assets as more particularly described on Schedule 6.06 (the “Excluded Assets”).

6.07	Assumption of Liabilities. Prior to the Closing, one or more Sellers or Contributors or one or more Affiliates of a Seller or a Contributor will assume and/or discharge the Liabilities of MGS described on Schedule 6.07 which will include any and all liabilities, costs and expenses arising out of or related to the Excluded Assets (collectively, the “Assumed Liabilities”).
6.08	ER Partnership Agreement. At Closing, Buyer and ER Pipeline shall cause the ER Partnership Agreement to be amended in accordance with Exhibit C to reflect Contributors as limited partners in ER Pipeline.

ARTICLE VII
POST-CLOSING AGREEMENTS
7.01	Files and Records. Within five (5) Business Days after Closing, Sellers and Contributors shall deliver to Buyer all of the files, records and data relating to MGS or the Assets in Sellers’ and Contributors’ possession. From time to time as reasonably requested by Sellers and/or Contributors, Buyer shall make such files, records, and data which it takes possession of available to Sellers and Contributors for inspection and copying during normal business hours, together with such additional files, data, and records of Buyer as may be reasonably requested by Sellers and/or Contributors in order to pursue any claims, obligations, and disputes relating to the ownership of the MGS Units or the Assets.
7.02	Further Assurances. Each party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of transfer, conveyance, assignment, clarification, and termination, and take such other action as the party making the request may reasonably require to effectuate the intentions of the parties, including those required to transfer, convey and assign to, and vest in Buyer, and to place Buyer in possession of the MGS Units, and to transfer, assign, or convey the Excluded Assets to Sellers and/or Contributors and/or their Affiliates.
7.03.	Non-competition. (a) Each of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson acknowledges that in consideration of the payments and deliveries being made to them hereunder, Buyer and ER Pipeline are acquiring MGS and the goodwill associated with the Assets, including complete ownership and control thereof. Therefore, each of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson agrees that, for a period commencing upon the Closing date and ending upon the fourth anniversary thereof for Carson, Collingsworth, Donley, Gray, Hemphill, Hutchinson, Lipscomb, Moore, Potter, Roberts, and Wheeler Counties in Texas, unless otherwise extended pursuant to the terms of this Section 7.03, MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in processing, treating or gathering of natural gas (including casinghead gas) for third parties or entering into any agreement to process or treat third party natural gas produced or gathered within such territories other than as a result of his ownership of ER Units, if any. Each of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson represents to Buyer and ER Pipeline that the enforcement of the restriction contained in this Section 7.03(a) would not be unduly burdensome to any of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson and that in order to induce Buyer and ER Pipeline to enter into this Agreement, each of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson further represents and acknowledges that each of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson is willing and able to compete in other geographical areas not prohibited by this Section 7.03(a).

(b)	Each of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson agrees that a breach or violation of this covenant not to compete shall entitle Buyer and/or ER Pipeline, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Buyer and/or ER Pipeline may show itself justly entitled. Further, during any period in which any of MGS GP, Michog, Hiett, Braley, Wilkerson or Gregson is in breach of this covenant not to compete, the time period of this covenant shall be extended with respect to such Person for the amount of time that such Person is in breach hereof.

(c)	The representations and covenants contained in this Section 7.03 on the part of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of MGS GP, Michog, Hiett, Braley, Wilkerson or Gregson against Buyer, ER Pipeline or any officer, director, partner or shareholder of Buyer and/or ER Pipeline, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson contained in this Section 7.03.

(d)	If any of MGS GP, Michog, Hiett, Braley, Wilkerson or Gregson violates any covenant contained in this Section 7.03 and Buyer and/or ER Pipeline brings legal action for injunctive or other relief, Buyer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant.

(e)	The parties to this Agreement agree that the limitations contained in this Section 7.03 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Section 7.03 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(f)	The covenants of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson contained in this Section 7.03 may be assigned by Buyer and/or ER Pipeline to any person to whom MGS Units or the Assets are transferred substantially as an entirety, it being the intention of the parties hereto that such covenants shall inure to the benefit of any successor to the MGS Units or the Assets, with the same force and effect as if such covenants had been made directly to such successor or successors.

(g)	The representations and covenants of MGS GP, Michog, Hiett, Braley, Wilkerson and Gregson set forth in this Section 7.03 are several and not joint, and in no event shall a breach by one or more of such Persons affect or be deemed to be a breach by any other of such Persons.
7.04	Continuation of MGS’ Existing Indemnification Obligations. From and after the Closing, MGS or its successor shall indemnify and hold harmless Sellers and Contributors and each Person who has been at any time prior to the Closing, an officer, director or partner of MGS (collectively, the “Indemnified Parties”) but only to the extent that such Indemnified Party was entitled to indemnification from MGS immediately prior to the date hereof under applicable law or the Agreement of Limited Partnership of MGS, or under contracts between such Indemnified Party and MGS (including indemnification as provided to NGP under the Advisory Services Agreement), regardless of whether such contracts are terminated on or after the Closing. The procedures associated with such indemnification shall be the same as those associated with the Indemnitees’ indemnification from MGS immediately prior to the date hereof. The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.
7.05	Termination of Certain Agreements. At Closing, the Advisory Services Agreement and the Rights Agreement shall be terminated and no party shall have further rights or obligations thereunder, except for the continuation of indemnity rights as provided in Section 7.04. All outstanding agreements between MGS and Sellers and Contributors, including the Confidentiality and Noncompete Agreements, shall be terminated by MGS prior to Closing.
7.06	Tax Closing. Buyer and ER Pipeline shall cause the books and financial accounts of MGS to be closed for tax purposes as of the Closing date. Sellers will cause to be prepared and timely filed the final federal income Tax Return for MGS on IRS Form 1065 for the period that ends at Closing.

ARTICLE VIII
CLOSING
8.01	Time and Place. The Closing of the transaction contemplated by this Agreement shall take place at the offices of Thompson & Knight LLP in Houston, Texas, at 9:00 a.m., central time, on June 2, 2006 (the “Closing”). At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)	Sellers’ Obligations at Closing. At Closing, Sellers shall deliver to Buyer, unless waived by Buyer in writing, the following:
(i)	A conveyance of all of Sellers’ right, title, and interest in and to the MGS Units set forth on Schedule 2.01, substantially in the form and content of the Assignment set forth in Exhibit A, executed by each Seller and such other conveyance documents and instruments of transfer and assignment necessary to convey such MGS Units to Buyer in the manner contemplated by this Agreement;

(ii)	An Officer’s Certificate or other documentation reasonably satisfactory to Buyer and ER Pipeline, evidencing that the person or persons signing documents in connection with this transaction on behalf of MGS GP have appropriate authorization to bind MGS GP;

(iii)	Evidence reasonably satisfactory to Buyer that all employees of MGS have been terminated or have resigned;

(iv)	Such other instruments, documents, or certificates as necessary to carry out its obligations under this Agreement as determined in Buyer’s sole discretion.
(b)	Contributors’ Obligations at Closing. At the Closing, Contributors shall deliver to ER Pipeline, unless waived by ER Pipeline in writing, the following:
(i) A contribution of all of such Contributors’ right, title, and interest in and to the MGS Units set forth on Schedule 2.02, substantially in the form and content of the Contribution Agreement set forth in Exhibit B, executed by each Contributor, and such other documents and instruments for the contribution of such MGS Units to ER Pipeline in the manner contemplated by this Agreement;
(ii) An Officer’s Certificate or other documentation reasonably satisfactory to Buyer and ER Pipeline, evidencing that the person or persons signing documents in connection with this transaction on behalf of NGP have appropriate authorization to bind NGP; and

(iii) Such other instruments, document, or certificates as necessary to carry out such Contributor’s obligations under this Agreement.
(c)	Buyer’s Obligations at Closing. At the Closing, Buyer shall deliver to Sellers, unless waived by Sellers in writing, the following:
(i)	Buyer shall deliver or cause to be delivered to Sellers, and Sellers shall have received, the cash payment set forth in Article III, as adjusted;

(ii)	An Officer’s Certificate or other documentation satisfactory to Sellers and Contributors, evidencing that the person or persons signing documents in connection with this transaction on behalf of Buyer has appropriate authorization to bind the parties for whom they are signing; and

(iii)	Such other instruments, document, or certificates as necessary to carry out its obligations under this Agreement.
(d)	ER Pipeline’s Obligations at Closing. At the Closing, ER Pipeline shall deliver to Contributors unless waived by Contributors in writing, the following:
(i)	ER Pipeline shall cause to be issued in the name of each Seller or Contributor the Initial Unit Payment set forth in n Article III;

(ii)	An Officer’s Certificate or other documentation reasonably satisfactory to Sellers and contributors, evidencing that the person or persons signing documents in connection with this transaction on behalf of ER Pipeline has appropriate authorization to bind the parties for whom they are signing; and

(iii)	Such other instruments, document, or certificates as necessary to carry out its obligations under this Agreement.
8.02	Conditions to Buyer’s and ER Pipeline’s Obligations. Each and every obligation of Buyer and ER Pipeline to be performed at the Closing, is, at the option of Buyer and ER Pipeline, subject to each of the conditions set forth below, which conditions may be waived by Buyer and ER Pipeline:
(a)	The representations and warranties made by Sellers and Contributors in this Agreement shall be true and accurate in all material respects on and as of the Closing with the same effect as though such representations and warranties had been given on and as of the Closing, except to the extent such representations and warranties specifically speak as of an earlier date, in which case they shall be true as of that date. Sellers and Contributors shall also have performed or complied with, in all material respects, all of their obligations under this Agreement which are to be performed or complied with by them as of the Closing.

(b)	There shall not be on the Closing (i) any Order by any Governmental Body, (ii) any threat thereof by any Governmental Body, which is evidenced by a writing by the threatening agency, or (iii) any lawsuit, which in all reasonable likelihood, might prohibit or render illegal, Buyer’s or ER Pipeline’s consummation of the transactions contemplated herein. All material consents and approvals, if any, of Persons, including Governmental Bodies, whether required contractually or by applicable Legal Requirement or otherwise necessary for execution, delivery, and performance of this Agreement (except for consents and approvals of Governmental Bodies customarily obtained after transfer of title) shall have been obtained and delivered before the Closing date and shall not have been withdrawn or revoked.

(c)	All agreements, documents, and instruments contemplated under this Agreement to be executed and delivered by Sellers and/or Contributors shall have been duly executed by Sellers and/or Contributors, as applicable, and be ready for delivery concurrently with the consummation of the transactions contemplated by this Agreement.

(d)	No material adverse change has occurred with respect to the condition of the Assets or the operations of MGS or the Assets; provided, however, that an adverse change in the market price of crude oil, natural gas, or natural gas liquids would not constitute a material adverse change hereunder.
8.03	Conditions to Sellers’ and Contributors’ Obligations. Each and every obligation of Sellers and Contributors to be performed on the Closing is, at the option of Sellers and Contributors, subject to each of the conditions set forth below, which conditions may be waived by Sellers and Contributors:
(a)	The representations and warranties made by Buyer and ER Pipeline in this Agreement shall be true and accurate in all material respects on and as of the Closing with the same effect as though such representations and warranties had been given on and as of the Closing. Buyer and ER Pipeline shall also have performed or complied with, in all material respects, all of its obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing.

(b)	All agreements, documents, and instruments contemplated under this Agreement to be executed and delivered by Buyer and ER Pipeline shall have been duly executed by Buyer and ER Pipeline and be ready for delivery concurrently with the consummation of the transactions contemplated by this Agreement.

(c)	All material consents and approvals, if any, of Persons including Governmental Bodies, whether required contractually or by applicable Legal Requirement or otherwise necessary for execution, delivery, and performance of this Agreement

(except for consents and approvals of Governmental Bodies customarily obtained after transfer of title) shall have been obtained and delivered before the Closing date and shall not have been withdrawn or revoked.

(d)	The ER Partnership Agreement shall have been amended in accordance with Exhibit C.

(e)	There shall not be on the Closing (i) any Order by any Governmental Body, (ii) any threat thereof by any Governmental Body, which is evidenced by a writing by the threatening agency, or (iii) any lawsuit, which in all reasonable likelihood might prohibit or render illegal Sellers or Contributors consummation of the transactions contemplated herein.

ARTICLE IX
INDEMNITY
9.01	Indemnity. (a) FROM AND AFTER THE CLOSING, SELLERS AND CONTRIBUTORS SHALL, JOINTLY AND SEVERALLY, INDEMNIFY DEFEND, AND HOLD HARMLESS BUYER, ER PIPELINE, THEIR PARENT COMPANIES, AFFILIATES AND SUBSIDIARIES, AND THEIR RESPECTIVE PARTNERS, MEMBERS, DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, “BUYER INDEMNITEES”), FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, LOSSES, STRICT LIABILITY CLAIMS (INCLUDING THOSE ARISING UNDER ENVIRONMENTAL LAWS), DEMANDS, LAWSUITS, JUDGMENTS, ORDERS, FINES, PENALTIES, DAMAGES, PUNITIVE DAMAGES, EXPENSES (INCLUDING REASONABLE ATTORNEYS’ AND CONSULTANTS’ FEES), COSTS AND CAUSES OF ACTION ASSERTED BY ANY PERSON (COLLECTIVELY REFERRED TO HEREINAFTER AS “LIABILITIES/CLAIMS”), ARISING FROM OR RELATING TO ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS, CONTRIBUTORS SET FORTH IN SECTION 4.01 AND/OR 4.02.

(b) SUBJECT ONLY TO SECTION 9.01(a), FROM AND AFTER THE CLOSING, BUYER AND ER PIPELINE SHALL, JOINTLY AND SEVERALLY, SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLERS, CONTRIBUTORS AND THEIR PARENT COMPANIES, AFFILIATES AND SUBSIDIARIES, AND THEIR RESPECTIVE PARTNERS, MEMBERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, “SELLER INDEMNITEES”), FROM AND AGAINST ANY AND ALL LIABILITIES/CLAIMS ARISING FROM OR RELATING TO ANY INACCURACY IN OR BREACH OF THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER AND ER PIPELINE SET FORTH IN SECTION 5.01.

(c) IN ADDITION TO THE OBLIGATIONS OF EACH OF THE SELLERS AND CONTRIBUTORS SET FORTH IN SECTION 9.01(a) AND 9.01(d) BELOW, SELLERS AND CONTRIBUTORS SHALL, JOINTLY AND SEVERALLY, INDEMNIFY DEFEND, AND HOLD HARMLESS MGS AND THE BUYER INDEMNITEES FROM AND AGAINST ANY AND ALL LIABILITIES/CLAIMS ARISING FROM OR RELATED TO THE ASSUMED LIABILITIES. THE ASSUMED LIABILITIES SHALL BE PAID OR DISCHARGED BY THE SELLERS AND CONTRIBUTORS.

(d) IN ADDITION TO THE OBLIGATIONS OF EACH OF THE SELLERS AND CONTRIBUTORS SET FORTH IN SECTION 9.01(a) AND 9.01(c) ABOVE; SELLERS AND CONTRIBUTORS SHALL, JOINTLY AND SEVERALLY,

INDEMNIFY DEFEND, AND HOLD HARMLESS MGS AND THE BUYER INDEMNITEES FROM AND AGAINST (I) THE COSTS AND EXPENSES WHICH ARISE OR ARE RELATED TO PERIODS PRIOR TO THE EFFECTIVE TIME FOR THE CONSTRUCTION OF THE FACILITIES; (II) AMOUNTS WHICH ARISE OR ARE RELATED TO PERIODS PRIOR TO THE EFFECTIVE TIME DUE TO ANY SELLER OR CONTRIBUTOR, INCLUDING ANY ADMINISTRATION OR OTHER FEES DUE TO NGP; (III) SEVERANCE, VACATION OR OTHER BENEFITS RELATING TO THE EMPLOYEES OF MGS OR MGS GP WHICH ARISE OR ARE RELATED TO PERIODS PRIOR TO THE EFFECTIVE TIME; (IV) THE COSTS AND EXPENSES DUE TO ANY CONTRACTOR PROVIDING SERVICES TO OR ON BEHALF OF MGS OR MGS GP PRIOR TO THE CLOSING DATE; (V) THE COSTS AND EXPENSES CHARGED FOR LEGAL COUNSEL, ACCOUNTING OR OTHER PROFESSIONAL SERVICES INCURRED FOR THE PREPARATION, NEGOTIATION AND DELIVERY OF THIS AGREEMENT; AND (VI) ANY AD VALOREM OR SIMILAR PROPERTY TAXES FROM THE PERIOD JANUARY 1, 2006 THROUGH THE DATE OF CLOSING. THE OBLIGATIONS OF THE SELLERS AND CONTRIBUTORS UNDER THIS SECTION 9.01(d) ARISE ONLY TO THE EXTENT THAT THE FOREGOING OBLIGATIONS ARE NOT OR CANNOT BE SATISFIED BY MGS FROM CASH ON HAND AS OF THE CLOSING DATE AND REVENUE GENERATED BY MGS PRIOR TO THE EFFECTIVE TIME.

9.02	Limits on Indemnity Obligations.

(a) No Person shall be entitled to seek indemnification pursuant to Section 9.01(a) and 9.01 (b) with respect to any Liabilities/Claims (with such Liabilities/Claims being determined without giving effect or other regard to qualifications or other words of “material,” “materially,” “material adverse effect,” or “Material Adverse Effect,” since the parties’ determinations as to relevance under this Article IX are as reflected in this Article IX), unless such Person notifies the indemnifying party of such Liability Claim in writing within the period set forth in Section 9.04.

(b) No indemnification shall be required to be made by any Party hereto pursuant to Section 9.01(a) or 9.01(b) with respect to any Liabilities/Claims arising out of or resulting from the breach of the representations and warranties of a Party contained in this Agreement, unless and until the aggregate amount of such asserted Liabilities/Claims incurred by a Party (whether asserted, resulting, imposed, or incurred before, on, or after the Closing Date) exceeds $250,000 (the “Threshold”), it being agreed and understood that, if such amount is exceeded, the breaching Party shall be liable to the full extent of such Liabilities/Claims, including those not in excess of the Threshold. The Threshold shall not apply to the obligations of the Sellers and Contributors pursuant to Section 9.01(c) or 9.01(d).

(c) The total amount of obligations with respect to any Liabilities/Claims pursuant to Section 9.01(a) or 9.01(b)shall be limited to an aggregate maximum amount equal to $2,500,000. The forgoing limitation shall not apply to the obligations of the Sellers and Contributors pursuant to Section 9.01(c) or 9.01(d).

9.03	Exclusive Remedy. Notwithstanding any provision of this Agreement to the contrary, the sole remedy of the parties hereto for any breach of any of the provisions of Article IV or V shall be to exercise their rights under this Article IX, which shall be subject to the procedures and limitations set forth in this Article IX, excluding, however, any cause of action for fraud or specific performance.

9.04	Survival. All representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until twelve (12) months after the Closing date, except that the representations and warranties in Sections 4.01, 4.02(a), 4.02(b), 5.01(a) and 5.01(b) shall survive until the third anniversary of the Closing date. No Party shall have any liability for indemnification claims made under this Article XI with respect to any such representation, warranty or covenant unless a claim notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or covenant. If a claim notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or covenant, then the applicable representation, warranty or covenant shall survive as to such claim, until such claim has been finally resolved.

ARTICLE X
INDEMNIFICATION PROCEDURES
10.01	Indemnification Procedures. Subject to the provisions set forth in Article IX, in the event that any Proceedings shall be instituted or any claim or demand shall be asserted by any Person in respect of which indemnification may be sought by any Person or Persons from any party or parties under the provisions of this Agreement, the Person or Persons seeking indemnification (collectively, the “Indemnitee”) shall cause written notice of the assertion of any claim of which it has knowledge that is covered by the indemnity to be forwarded promptly to the party or parties from which indemnification is sought (collectively, the “Indemnitor”). The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice; provided, however, the Indemnitor shall provide the Indemnitee five (5) Business Days during which the Indemnitee may approve or disapprove of the Indemnitor’s choice of counsel, such approval not to be unreasonably withheld. The Indemnitor shall also have the right to participate in, or to take exclusive control of, the defense, negotiation, and/or settlement of any Proceeding or demand which relates to any amounts indemnifiable or potentially indemnifiable under this Agreement; provided, however, that the Indemnitee may participate in any such Proceeding with counsel of its choice and at its own expense, shall have a right to notice of any settlement, and the Indemnitor shall not execute or otherwise agree to any settlement or consent decree which provides for other than monetary payment without the Indemnitee’s prior written consent, which consent will not unreasonably be withheld, conditioned or delayed. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor. In the event that the Indemnitor elects not to defend or settle such Proceeding or demand and the Indemnitee defends, settles, or otherwise deals with any such Proceeding or demand, which settlement may be without the consent of the Indemnitor, the Indemnitee will provide fifteen (15) days advance written notice of any settlement to the Indemnitor and will act reasonably and in accordance with its good faith business judgment. The parties hereto agree to reasonably cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Proceeding or demand. After final judgment or award shall have been rendered by a Governmental Body and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnitee by check within thirty (30) days after the date of such notice. In the event of any claim by a third party against an Indemnitee, the Indemnitee will, at its own expense, use its commercially reasonable efforts to make available to the Indemnitor those employees whose assistance, testimony, or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnitee but failure to provide necessary witnesses or access to information will excuse the Indemnitor’s performance.

ARTICLE XI
TAXES
11.01	Tax Proceedings. In the event Buyer or any of its Affiliates receives notice of any examination, adjustment, or other Proceeding relating to the liability for Taxes of or with respect to MGS for any period prior to the Closing date, Buyer shall notify Sellers and Contributors in writing within ten (10) days of receiving notice thereof (or such lesser time if such notice given to Buyer requires action in less than ten (10) days). As to any such Taxes for which Sellers and/or Contributors are or may be liable, Sellers and/or Contributors shall, at Sellers’ and/or Contributors’ expense, control or settle the contest of such examination, adjustment, or other Proceeding, and shall defend (upon Buyer’s request) and indemnify Buyer against all losses in connection therewith. The parties shall cooperate with each other and with their respective Affiliates in the negotiations and settlement of any Proceeding described in this Section 11.01.

11.02	Taxes. The payments provided for hereunder exclude any sales tax or other Taxes required to be paid in connection with the sale of the MGS Units. Buyer shall be responsible for all applicable sales and use taxes, gross receipts, conveyance, transfer, and recording fees, motor vehicle transfer and excise taxes and registration fees, and real estate transfer taxes and documentary stamp taxes, if any, that may be imposed on any transfer pursuant to this Agreement. Buyer shall defend (upon Sellers’ and/or Contributors’ request), indemnify and hold Sellers and Contributors harmless for any and all sales, use, gross receipts and similar taxes, penalties, and interest imposed on Sellers or Contributors based on the sale of the Assets.

11.03	Other Taxes.
(a)	All Taxes which have accrued prior to the Effective Time have been or will be properly paid or withheld by MGS and all statements, returns, and documents pertinent thereto have been or will be properly filed, and Sellers and Contributors shall indemnify and hold harmless Eagle Rock Pipeline and Buyer for such Taxes.

(b)	Buyer shall defend (upon Sellers’ or Contributors’ request) and indemnify and hold harmless Sellers and Contributors for, and shall be responsible for, paying or withholding or causing to be paid or withheld all such Taxes which have accrued after the Effective Time and for filing all statements, returns, and documents incident thereto.

ARTICLE XII
MISCELLANEOUS PROVISIONS
12.01	Commission. Each of the parties hereto represents and warrants that there are no claims for brokerage commission or finders’ fees in connection with the transaction contemplated by this Agreement, and Sellers, Contributors, Buyer and ER Pipeline will respectively pay or discharge, and will defend and indemnify the other for, brokerage commissions or finders’ fees incurred by reason of any action taken by such indemnifying party.

12.02	Assignment. The terms, provisions and conditions of this Agreement shall extend to, be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns. No party will make an assignment of its rights and/or obligations under this Agreement without the prior written consent of the others, which such consent may be withheld for any reason.

12.03	Entire Agreement; Amendments. This Agreement and the exhibits and schedules attached hereto and incorporated by reference herein contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings relating to the transactions contemplated herein other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties. Any condition to a party’s obligations hereunder may be waived in writing by such party. No waiver by any party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

12.04	Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

12.05	Actions. Sellers, Contributors, Buyer and ER Pipeline warrant and agree that each shall use its commercially reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transactions as set forth in this Agreement and to assure that it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

12.06	Termination. Based solely upon the unanimous approval of the board or other governing body of the Party electing to terminate, this Agreement may be terminated at any time on or prior to the Closing:
(a)	by mutual written consent of MGS, Buyer and ER Pipeline;

(b)	by Sellers and Contributors on June 14, 2006, if the conditions set forth in Section 8.03 have not been satisfied in all material respects or waived by Sellers and Contributors in writing by such date; or

(c)	by Buyer and ER Pipeline on June 14, 2006, if the conditions set forth in Section 8.02 have not been satisfied in all material respects or waived by Buyer and ER Pipeline in writing by such date.
12.07	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED IN ACCORDANCE WITH, AND INTERPRETED UNDER, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

12.09	Preparation of Agreement. This Agreement was prepared jointly by the parties hereto and not by either to the exclusion of the other.

12.10	Further Assurance. After Closing, at Buyer’s or ER Pipeline’s request and without further consideration, Sellers and Contributors shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and transfer and take such other actions as Buyer or ER Pipeline reasonably may request to more effectively vest or put Buyer and ER Pipeline in possession of the MGS Units.

12.11	Confidentiality. Except as otherwise required by law, the Parties shall hold a confidential the terms and conditions of this Agreement and the information provided in association herewith.

12.12	No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership, or any type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

12.13	No Third Party Beneficiary. Nothing in this Agreement entitles any parties other than the parties hereto, their permitted successors or assigns and the Indemnitees, to any claim, cause of action, remedy or right of any kind relating to the transactions contemplated by this Agreement.

12.14	Notices and Addresses. Any notice, request or other communication required or permitted hereunder shall be in writing and either delivered personally delivered by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five (5) Business Days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):
SELLERS, CONTRIBUTORS OR MGS:
C/O: MGS GP, LLC
7633 E. 63rd Place, Suite 245
Tulsa, Oklahoma 74133
Attention: Anthony R. Michog
Phone: (918) 250-0407
Fax: (918) 249-0413
With copies (which shall not constitute notice) to:
Conner & Winters, LLP
Attn: Robert A. Curry
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Phone: (918) 586-5725
Fax: (918) 586-8625
and
Natural Gas Partners
Attn: Christopher Ray
125 E. John Carpenter Fwy., Suite 600
Irving, Texas 75062
Fax: (972) 432-1441
BUYER OR ER PIPELINE:
C/O EAGLE ROCK ENERGY SERVICES, L.P.
14950 Heathrow Forest Parkway
Houston, Texas 77032
Attention: Alex A. Bucher
Phone: (832) 327-8000
Fax: (832) 327-8009
With copies (which shall not constitute notice) to:

Thompson & Knight LLP
Attn: Barry Davis
333 Clay street, Suite 3300
Houston, Texas 77002
Phone: (713) 951-58623
Fax: (713) 654-1871
or at such other address as either party may designate by written notice.
SIGNATURE PAGES TO FOLLOW

     IN WITNESS WHEREOF, the parties have hereto set their hands by their duly authorized officials as of the date set forth above.

“BUYER”

EAGLE ROCK ENERGY SERVICES, L.P. By: Eagle Rock Energy G&P, LLC; its general partner

By:	/s/ Alex A. Bucher
Name: Alex A. Bucher
Title: President

“ER PIPELINE”

EAGLE ROCK PIPELINE, L.P. By: Eagle Rock Pipeline GP, LLC; its general partner

By:	/s/ Alex A. Bucher

Name: Alex A. Bucher
Title: President

“SELLERS AND CONTRIBUTORS”

MGS GP, LLC

By:	/s/ Anthony R. Michog

Name: Anthony R. Michog
Title: President

MICHOG

By:	/s/ Anthony R. Michog

Name: Anthony R. Michog, Individually

HIETT

By:	/s/ David E. Hiett

Name: David E. Hiett, Individually

BRALEY

By:	/s/ David B. Braley

Name: David B. Braley, Individually

WILKERSON

By:	/s/ Richard W. Wilkerson

Name: Richard W. Wilkerson, Individually

GREGSON

By:	/s/ Terry D. Gregson

Name: Terry D. Gregson, Individually

NGP

NATURAL GAS PARTNERS VII, L.P. By: G.F.W. Energy VII, L.P., General Partner By: GFW VII, L.L.C., General Partner

By:	/s/ Kenneth Hersh
Name:	Kenneth Hersh
Title:	Managing Partner

EXHIBIT A
FORM OF ASSIGNMENT OF MGS UNITS
     THIS ASSIGNMENT OF MGS UNITS (this “Assignment”) is made and entered into this ___ day of June, 2006, by and between                                         , a                                                               (“Assignor"), and Eagle Rock Energy Services, LP, a Texas limited partnership (“Assignee”).
     Section 1. Defined Terms. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in that certain Sale, Contribution and Exchange Agreement (the “Agreement”) dated as of June 2, 2006, by and among Assignor, Assignee and the other parties hereto.
     Section 2. Assignment. Assignor hereby sells, transfers, assigns, contributes and conveys to Assignee [certain/all] of the MGS Units owned by Assignor, together with all of Assignor’s corresponding rights, duties and obligations as a partner in MGS, to have and to hold such MGS Units unto Assignee, its successors and assigns, forever. The MGS Units sold, transferred, assigned, contributed and conveyed to Assignee hereby consist of                      units of [limited/ general] partner interest in MGS (the “Sold MGS Units”).
     Section 3. Acceptance. Assignee hereby accepts the Sold MGS Units and, in consideration therefor, contemporaneously herewith has tendered to Assignor the consideration set forth in Section 3.01 of the Agreement.
     Section 4. Substituted Partner. Assignor and Assignee agree that, effective upon the assignment referred to above, Assignee shall become a [limited/ general] partner of MGS in place of Assignor.
     Section 5. Agreement. The representations, warranties, covenants and agreements of Assignee and Assignor with respect to the sale, transfer and assignment of the Sold MGS Units are set forth in the Agreement, and this Assignment is being executed and delivered pursuant to, and is expressly subject to, the terms and provisions of the Agreement.
     Section 6. Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. This Assignment may be executed by facsimile transmission and such facsimile signatures shall be afforded the same force and effect as original signatures for all purposes.
     Section 7. Governing Law. This Assignment shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

     Section 8. Further Assurances. Each party hereto will take all actions necessary and will sign all documents which may be necessary or desirable to effectuate this Assignment.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date set forth above.

ASSIGNOR:

By:
Name:

Title:

ASSIGNEE:

EAGLE ROCK ENERGY SERVICES, L.P. By: Eagle Rock Energy G&P, LLC its general partner

By:
Name:

Title:

EXHIBIT B
FORM OF CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into this ___day of June, 2006, by and between                                         , a                                                              (“Contributor”), and Eagle Rock Pipeline, LP, a Delaware limited partnership (“Issuer”).
     Section 9. Defined Terms. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in that certain Sale, Contribution and Exchange Agreement (the “SCEA”) dated as of June 2, 2006, by and among Contributor, Issuer and the other parties thereto.
     Section 10. Contribution. Contributor hereby contributes and conveys to Issuer [certain/ all] MGS Units owned by Contributor, together with all of Contributor’s corresponding rights, duties and obligations as a partner in MGS, to have and to hold such MGS Units unto Issuer, its successors and assigns, forever. The MGS Units transferred, assigned, contributed and conveyed to Issuer hereby consists of                      limited partner interests in MGS (the “Contributed Units”).
     Section 11. Acceptance. Issuer hereby accepts the contribution of the MGS Units and, in consideration therefor, contemporaneously herewith has issued in the name of Contributor the ER Units set forth in Section 3.02 of the Agreement.
     Section 12. Substituted Partner. Contributor and Issuer agree that, effective upon the contribution and issuance referred to above, Issuer shall become a limited partner of MGS in place of Contributor and Contributor shall be admitted as a limited partner in Issuer.
     Section 13. Agreement. The representations, warranties, covenants and agreements of Issuer and Contributor with respect to the contribution of the MGS Units are set forth in the SCEA, and this Agreement is being executed and delivered pursuant to, and is expressly subject to, the terms and provisions of the SCEA.
     Section 14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. This Agreement may be executed by facsimile transmission and such facsimile signatures shall be afforded the same force and effect as original signatures for all purposes.
     Section 15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

     Section 16. Further Assurances. Each party hereto will take all actions necessary and will sign all documents which may be necessary or desirable to effectuate this Agreement.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

CONTRIBUTOR:

By:
Name:

Title:

ISSUER:

EAGLE ROCK PIPELINE, L.P. By: Eagle Rock Pipeline GP, LLC its general partner

By:

Name:

Title:

EXHIBIT C
AMENDMENT NO. 1
TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
EAGLE ROCK PIPELINE, L.P.
     This Amendment (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Eagle Rock Pipeline, L.P., a Delaware limited partnership (the “Partnership”), dated as of March 27, 2006 (the “Partnership Agreement”), is entered into effective as of June ___, 2006, by Eagle Rock Pipeline GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
     WHEREAS, Section 3.3 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion; and
     WHEREAS, Section 3.3(e) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend the Partnership Agreement in connection with the issuance of any class or series of Partnership Securities pursuant to Section 3.3 of the Partnership Agreement; and
     WHEREAS, the Partnership has entered into a Sale, Contribution and Exchange Agreement, dated as of June 2, 2006, between the Partnership and all of the equity owners of Midstream Gas Services, L.P., a Delaware limited partnership (the “Contribution Agreement”); and
     WHEREAS, the Contribution Agreement obligates the Partnership to issue limited partner interests designated as Common Units having the terms set forth in the Partnership Agreement; and
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

AMENDMENT
     Section 1. Issuance of Common Units.
     (a) The Partnership hereby issues an aggregate of 1,125,416 Common Units to the following Persons and admits such Persons as Limited Partners of the Partnership:

Name	Number of Common Units
Natural Gas Partners VII, L.P.	610,433
Anthony R. Michog	171,661
David B. Braley	171,661
David E. Hiett	171,661
     (b) The Partnership agrees to issue additional Common Units, up to a maximum of 1,109,878 Common Units, to Natural Gas Partners VII, L.P. upon the terms and conditions specified in the Contribution Agreement and, upon such issuance, Natural Gas Partners VII, L.P. will be admitted as a Limited Partner with respect to such additional Common Units.
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
     Section 4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Eagle Rock Pipeline GP, LLC

By:	/s/ Alex A. Bucher
Alex A. Bucher
President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By: Eagle Rock Pipeline GP, LLC, General Partner, as attorney-in-fact for all Limited Partners pursuant to the powers of Attorney granted pursuant to Section 2.10 of the Partnership Agreement.

By:	/s/ Alex A. Bucher

Alex A. Bucher
President

EXHIBIT D
FINANCIAL MODEL FOR DETERMINATION OF
DEFERRED UNIT PAYMENT
The Earn Out Payment in the following table has been calculated using a model which projects EBITDA based on various volume and commodity price scenarios. Such EBITDA is then multiplied by 8.5, to calculate a total value. The Earn Out Payment will be such total value minus the $25 million initial acquisition price. The Earn Out Payment is shown on the following tables as a final calculated dollar amount, which will then be paid as provided below.
Under the terms listed below and as discussed in 3.02 (a), NGP will earn Deferred Units as defined in section 3.02 (a) under the following circumstances.
The Deferred Units will be earned if the Earn Out Value as defined below is greater than zero.
The number of Deferred Units granted is based on a calculation of the “Earn Out Value” as defined below.
The “Earn Out Volume” is determined by taking the average daily volumes in MMcfd that were produced by Latigo Petroleum, Inc., Dominion Exploration and Production Inc., and Chesapeake Energy Corporation or their successors within the Earn Out Area, which is shown on the following Map 3.2 (a), and were gathered, treated or processed by Eagle Rock Energy Field Services, L.P. for the calendar quarter ending December 31, 2007.
The “Oil and Gas Prices” used to determine the Earn Out Value will be obtained by multiplying (i) each of the forward twelve-month NYMEX Crude Oil and Natural Gas prices as of December 31, 2007 by (ii) 0.9.
The “Earn Out Value” is obtained by using the Oil and Gas Prices determined above to look up the NYMEX Natural Gas and NYMEX Oil Price axes shown on the Table D for the box which represents the nearest closest Earn Out Volume, then selecting the corresponding Earn Out Value.
Interpolation should be used to determine an Earn Out Payment that falls between the volume and/or commodity price values on Table D
The number of Deferred Units payable to NGP is determined by dividing the Earn Out Value by $18.02, which entitlement to units will be adjusted in the same manner as the Eagle Rock Pipeline, L.P. partners’ units in connection with the restructuring into Eagle Rock Energy Partners, L.P., as if NGP held such Deferred Units at the time of such restructuring and then NGP will be entitled to receive the Deferred Units in the form of the corresponding number units of, and issued by, Eagle Rock Energy Partners, L.P.
Table D
(Earn Out Payments below already reflect subtraction of the $25 million initial acquisition price and the NYMEX Natural Gas and Crude Oil Prices below have already been multiplied by 90%)
(dollars in thousands, except per unit data)
10 MMcfd Average Wellhead Reserves Earnout Payment
NYMEX Oil
($/Bbl)

	NYMEX Natural Gas ($/Mmbtu)
	$4.50	$6.50	$10.50	$12.00
$45.00	$0.0	$0.0	$0.0	$0.0
$55.00	$0.0	$0.0	$0.0	$0.0
$65.00	$0.0	$0.0	$0.0	$0.0
$75.00	$0.0	$0.0	$0.0	$0.0
15 MMcfd Average Wellhead Reserves Earnout Payment
NYMEX Oil
($/Bbl)

	NYMEX Natural Gas ($/Mmbtu)
	$4.50	$6.50	$10.50	$12.00
$45.00	$0.0	$0.0	$0.0	$0.0
$55.00	$0.0	$0.0	$0.0	$0.0
$65.00	$0.0	$0.0	$0.0	$0.0
$75.00	$0.0	$0.0	$0.0	$273
20 MMcfd Average Wellhead Reserves Earnout Payment
NYMEX Oil
($/Bbl)

	NYMEX Natural Gas ($/Mmbtu)
	$4.50	$6.50	$10.50	$12.00
$45.00	$0	$0	$2,800	$4,394
$55.00	$0	$53	$4,304	$5,898
$65.00	$0	$1,557	$5,808	$7,402
$75.00	$936	$3,061	$7,312	$8,906

25 MMcfd Average Wellhead Reserves Earnout Payment
NYMEX Oil
($/Bbl)

	NYMEX Natural Gas ($/Mmbtu)
	$4.50	$6.50	$10.50	$12.00
$45.00	$1,937	$4,594	$9,908	$11,900
$55.00	$3,817	$6,474	$11,788	$13,780
$65.00	$5,697	$8,354	$13,668	$15,660
$75.00	$7,577	$10,234	$15,548	$17,540